EXHIBIT 16.1

July 16, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the disclosures in Item 4.01 of Form 8-K/A for the event that occurred on July 12, 2019, to be filed by our former client, Jin Wan Hong International Holdings Limited and are in agreement with the statements concerning our firm contained therein. We have no basis to agree or disagree with other matters reported therein.

Jorgensen & Co.

By: W. Alan Jorgensen, Principal